FORM 8-K


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 Form 8-K
                              Current Report


  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


  Date of Report
  January 26, 1995

                        FIRST REPUBLIC BANCORP INC.
          (Exact name of registrant as specified in its charter)


     Delaware                      0-15882                     94-2964497
(State or other jurisdiction     (Commission                (IRS Employer
of incorporation)                File Number)         Identification No.)


                             388 Market Street
                           San Francisco, CA  94111
            (Address of principal executive office) (Zip Code)


                              (415) 392-1400
           (Registrant's telephone number, including area code)


                              Not applicable
        (Former name, former address, if changed since last report)

Item 5.  Other Events

First Republic Bancorp Inc. hereby files with the Securities and Exchange Commission (the "Commission") its press release, dated January 26, 1995, concerning its earnings release for the fourth quarter and year ended December 31, 1994, as distributed on January 26, 1995.




                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                First Republic Bancorp Inc.
                                (Registrant)



Date: January 26, 1995          ___________________________________
                                Willis H. Newton, Jr.
                                Senior Vice President and
                                Chief Financial Officer

FOR IMMEDIATE RELEASE

                      FIRST REPUBLIC BANCORP REPORTS
                FOURTH QUARTER AND FULL YEAR 1994 RESULTS

                                                    Common Stock Symbol - FRC
                                                    New York Stock Exchange

    San Francisco, California, January 26, 1995 - First Republic Bancorp Inc. today reported net income of $7,303,000 for the year ended December 31, 1994, compared with $12,439,000 in 1993. Fully-diluted earnings per share (EPS) were $0.85 for 1994, compared with $1.33 for 1993. The lower level of net income and EPS in 1994 resulted in substantial part from the adverse effects of the Northridge earthquake which struck the Los Angeles area in January 1994. For the fourth quarter, net income was $1,562,000 in 1994, compared with $3,421,000 in 1993, and fully-diluted EPS was $0.19 in 1994 versus $0.36 in 1993.

    During 1994, specific provisions for earthquake related loan losses, before taxes, totalled $2,500,000 for the fourth quarter and $7,750,000 for the year, and earnings have been further reduced by interest lost on nonaccrual or modified loans and other direct and indirect costs related to the earthquake. The Company estimates that the earthquake directly reduced 1994 earnings, net of taxes, by approximately $5,250,000, or $0.50 per fully diluted share.

    The Company's ratio of capital to risk-adjusted assets remained at the strong level of 16.3%. At December 31, 1994, total capital, including subordinated debentures and reserves, was $185,818,000. Tangible book value per share was $14.40 at December 31, 1994. This level of tangible book value per share represents a net after tax growth of 103% over the past five years, or 15.2% compounded annually. During the fourth quarter of 1994, the Company repurchased on the open market 279,600 shares of common stock at a cost of $3,333,000 and owned 352,397 shares in the treasury at December 31, 1994 under a repurchase plan authorizing up to 406,000 shares.

    Total assets of First Republic Bancorp Inc. were $1,707,319,000 at December 31, 1994. Substantially all of the Company's $1,498,663,000 loan portfolio consists of adjustable-rate, first trust deed, real estate secured, California and Nevada loans, 83% of which are

FIRST REPUBLIC BANCORP INC.                                          Page 2

housing related. During 1994, the Company's asset growth continued to be focused on single family home loans. The percentage of single family home loans in the loan portfolio increased to 56% at December 31, 1994 from 46% at the beginning of the year.

    The rapidly increasing level of short term interest rates in 1994 also reduced the Company's earnings. In 1994, the Company recorded a higher level of total interest income for the fourth quarter and year, as a result of an approximately 20% larger average asset base. For the year, total interest income increased to $109,365,000 in 1994 from $98,347,000 in 1993. However, net interest income for 1994 decreased to $37,930,000 from $41,430,000 in 1993, primarily due to earning a lower average spread. The Company's net interest spread was 1.84% for the fourth quarter of 1994 and 2.14% for all of 1994, compared to 2.88% for all of 1993. Such compression of net interest spread will probably continue well into 1995. In 1994, net interest spread declined to a lower level due to reduced yields earned on a larger percentage of new single family adjustable rate loans originated in 1994, the higher level of nonearning loans and loans earning a reduced rate as a result of the Northridge earthquake, and the rapidly increasing liability costs related to the rise in short term interest rates.

    The Company's non-interest expense totalled $21,105,000 in 1994, compared to $20,647,000 in 1993 and was $5,525,000 for the fourth quarter of 1994, compared to $5,019,000 for the same period in 1993. This represents an annual increase of 2% in non-interest expense as compared to a 20% increase in total assets.

    As a percentage of average assets, the Company's general and administrative expenses were 1.24% for the fourth quarter of 1994 and 1.28% for all of 1994, compared with 1.33% for all of 1993.

    During the quarter, nonaccruing loans and REO declined 16% to $41,124,000, or 2.41% of assets at December 31, 1994, including foreclosed and insubstance REO of $8,500,000. Nonaccruing assets at December 31, 1994 included $28,400,000 of loans and REO adversely impacted by the earthquake, or approximately 70% of total nonaccruing assets. At December 31, 1994, accruing single family loans more than 90 days past due totalled $2,587,000. Restructured performing loans totalled $17,489,000 at year end, 82% of which have been restructured as a result of the earthquake.

    At December 31, 1994, the Company's nonaccrual loan total included $12,900,000 of loans which had been restructured by the forgiveness of interest or the capitalization of interest equivalent to more than four months. As a result of the terms of these restructurings, although the Company has received or expects to receive monthly payments, the loans will continue to

FIRST REPUBLIC BANCORP INC.                                          Page 3

be reported as nonaccrual loans until at least six consecutive payments have been received. During the fourth quarter of 1994, $7,349,000 of loans were transferred to the restructured performing loan category as a result of the receipt of at least six payments under modified loan terms.

    During the quarter, the Company added $2,500,000 to its earthquake reserve, bringing total reserves provided for this natural disaster during 1994 to $7,750,000. Writedowns and chargeoffs on loans and REO, net of recoveries, were $2,490,000 during the quarter, of which $2,281,000, or 92%, were related to properties adversely impacted by the earthquake. At December 31, 1994, total reserves were $14,355,000, or 0.96% of loans. During the fourth quarter, the Company reduced the number of unresolved earthquake affected loans through foreclosure, modification or write down, and provided additional reserves based upon information available on the condition of properties securing its nonaccrual loans. The Company will continue to monitor the effects of the earthquake on such properties and to assess the need for additional reserves.

    During the fourth quarter of 1994, the Company originated $160,722,000 of loans, compared with $318,501,000 during the fourth quarter of 1993. Total loans originated for the year were $784,486,000 in 1994 versus $944,796,000 in 1993. The 17% lower level of originations for all of 1994 was related to the virtual elimination of refinance market activities in the last half of 1994 because of higher interest rates.

    Mortgage banking activity also decreased significantly during the last six months of 1994. For the year, the Company sold to investors only $216,951,000 of loans, compared with $425,475,000 during 1993. The Company recorded gains on the sale of loans of $430,000 in 1994, compared with gains of $2,250,000 in 1993. At December 31, 1994, the portfolio of real estate loans serviced for third-party investors was $843,144,000, compared to $814,453,000 a year ago.

       First Republic Bancorp Inc. functions as a direct lender as well as a mortgage banker through two FDIC-insured, California and Nevada-chartered industrial bank subsidiaries. First Republic Thrift & Loan provides both loan and deposit services from eight locations in the San Francisco, Los Angeles, Beverly Hills, and San Diego areas. First Republic Savings Bank provides both loan and deposit services from its office located in Las Vegas, Nevada.

FIRST REPUBLIC BANCORP INC.                                            Page 4

                                              Twelve Months                      Three Months
                                            Ended December 31                  Ended December 31
                                      ----------------------------         --------------------------
Financial Results                         1994             1993              1994             1993
- -----------------                   --------------     -------------     -------------    -------------
Total Interest Income               $  109,365,000     $  98,347,000     $  30,140,000    $  25,040,000

Net Interest Income                 $   37,930,000     $  41,430,000     $   8,960,000    $  10,637,000

Provision for Losses                $    9,720,000     $   4,806,000     $   2,538,000    $   1,191,000

REO Costs and Losses                $    1,202,000     $   3,477,000     $     340,000    $     911,000

Net Income                          $    7,303,000     $  12,439,000     $   1,562,000    $   3,421,000

Primary EPS                         $         0.92     $        1.55     $        0.20    $        0.42
                                    ==============     =============     =============    =============

Fully-diluted EPS                   $         0.85     $        1.33     $        0.19    $        0.36
                                    ==============     =============     =============    =============

Weighted Average Shares:
  Primary                                7,970,833         8,010,675         7,755,661        8,077,450
  Fully-diluted                         10,499,947        10,567,800        10,279,871       10,601,664

Operating Information
- ---------------------
Loan Origination Volume             $  784,486,000     $ 944,796,000     $ 160,722,000    $ 318,501,000

Avg. Assets Per Employee            $   10,509,000     $   9,758,000     $  11,588,000    $   9,519,000

Net Income Per Employee             $       49,300     $      94,200     $      43,400    $      95,700

Return on Average Assets                      0.47%             0.97%             0.37%            1.01%

Return on Average Common Equity               6.77%            12.65%             5.73%           13.25%

General and Administrative Expenses
  as % of Average Assets                      1.28%             1.33%             1.24%            1.21%

Rates Earned/Paid
- -----------------
Yield on Investments                          5.39%             4.24%             6.29%            4.59%
Yield on Loans                                7.31%             8.07%             7.43%            7.77%
                                      ------------      ------------      ------------      ------------
Earning Assets Yield                          7.11%             7.71%             7.31%            7.47%
                                      ------------      ------------      ------------      ------------

Cost of Deposits                              4.78%             4.94%             5.12%            4.71%
Cost of Borrowings                            5.26%             4.65%             6.00%            4.51%
                                      ------------      ------------      ------------      ------------
Liability Costs                               4.97%             4.83%             5.47%            4.63%
                                      ------------      ------------      ------------      ------------

Net Interest Spread                           2.14%             2.88%             1.84%            2.84%
                                      ============      ============      ============      ============

Margin on Earning Assets                      2.47%             3.25%             2.19%            3.17%
                                      ============      ============      ============      ============

FIRST REPUBLIC BANCORP INC.                                             Page 5

                                              As of December 31,
                                    --------------------------------------
Financial Condition                        1994                  1993
- -------------------                 ----------------      ----------------
Total Loans                         $  1,498,663,000      $  1,256,058,000
                                    ================      ================

Total Assets                        $  1,707,319,000      $  1,417,193,000
                                    ================      ================

Loans Serviced for
 Investors                          $    843,144,000      $    814,453,000
                                    ================      ================

Total Deposits                      $    948,833,000      $    751,671,000
                                    ================      ================

FHLB Advances                       $    570,530,000      $    468,530,000
                                    ================      ================

Stockholders' Equity                $    107,286,000      $    104,946,000

Senior Subordinated Debentures             9,978,000             9,981,000

Subordinated Debentures                   19,699,000            16,476,000

Convertible Subordinated Debentures       34,500,000            34,500,000

Reserves                                  14,355,000            12,657,000
                                    ----------------      ----------------

Total Capital                       $    185,818,000      $    178,560,000
                                    ================      ================

Capital-to-Assets Ratio                        10.88 %               12.60 %
                                               =====                 =====

Capital-to-Risk-Adjusted Assets                16.32 %               17.62 %
                                               =====                 =====

Tangible Stockholders'
  Equity Per Share                  $          14.40       $         13.58
                                    ================       ===============


Number of Shares of
 Common Stock Actually Outstanding         7,444,703            7,718,791
                                           =========            =========

For further information call:
Willis H. Newton, Jr.
Senior Vice President and
Chief Financial Officer
388 Market Street
San Francisco, CA  94111
(415)392-1400

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